Exhibit 99.1

Azenta Reports Preliminary Results for Third Quarter of Fiscal 2022, Ended June 30, 2022 and Announces Earnings Conference Call and Webcast

CHELMSFORD, Mass., July 13, 2022 (PRNewswire) – Azenta, Inc. (Nasdaq: AZTA) today reported preliminary results for its third fiscal quarter ended June 30, 2022.

The Company expects revenue of approximately $133 million, an increase of 3% compared to the third quarter of fiscal 2021. Year-over-year organic growth is expected to be 6%, after adjusting for approximately 3 percentage points of currency impact. GAAP diluted EPS from continuing operations is expected to be in the range of ($0.13) to ($0.08), driven lower than expected primarily due to income taxes. Non-GAAP diluted EPS is expected to be in the range of $0.08 to $0.12.

Revenue for the Services segment is expected to be approximately $85 million, up 6% year over year. Within the Services segment, Genomic Services revenue grew approximately 1% year over year, reflecting lower demand than expected. Sample Repository Solutions remained strong with estimated revenue growth of 19% year over year.

Revenue for the Products segment is expected to be approximately $47 million, down 3% year over year. Within the Products segment, the Consumables and Instruments (C&I) business experienced lower demand than expected with an estimated 18% decline year over year. The balance of the Products segment revenue grew approximately 23% supported by strong double-digit growth in each area of large systems, cryogenic systems, and product services.

“Revenue in the third quarter reflects currency headwinds and softness in the highly transactional businesses of Genomics Services and C&I, while other areas of the portfolio remained on track as evidenced by the strength in ultra-cold automation and Sample Repository Solutions,” stated Steve Schwartz, President and CEO.

Third Quarter Fiscal 2022 Conference Call and Webcast

The Company will host a conference call and live webcast to discuss its full third quarter financial results on Tuesday August 9, 2022 at 4:30 p.m. Eastern Time. To participate in the conference call, please dial 800-954-0586 for domestic callers and +1-212-231-2901 for international callers. Analysts, investors and members of the media can access the live webcast via the Azenta website at https://investors.azenta.com/events. A replay will be available beginning at 8:30 a.m. ET on August 10, 2022.

Regulation G – Use of Non-GAAP Financial Measures

The Company supplements its GAAP financial measures with certain non-GAAP financial measures to provide investors a better perspective on the results of business operations, which the Company believes is more comparable to the similar analyses provided by its peers. These measures are not presented in accordance with, nor are they a substitute for, U.S. generally accepted accounting principles, or GAAP. These measures should always be considered in conjunction with appropriate GAAP measures. Adjustments to GAAP results include the impact of amortization of intangible assets, restructuring charges, purchase price accounting adjustments and charges related to M&A. Management also excludes special charges and gains, such as impairment losses, gains and losses from the sale of assets, as well as other gains and charges that are not representative of the normal operations of the business. These measures should always be considered in conjunction with appropriate GAAP measures. The company has not provided a reconciliation of the estimated non-GAAP financial measure to its comparable GAAP financial measure because it could not produce the corresponding GAAP financial measure by the date of this press release without unreasonable effort. A reconciliation of non-GAAP measures to the most nearly comparable GAAP measures will be provided when the Company reports its full results for the quarter ended June 30, 2022.

“Safe Harbor Statement” under Section 21E of the Securities Exchange Act of 1934

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Azenta’s financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. Also, as noted above, the expected revenue results included in this release are preliminary. In the course of finalizing its quarterly closing and reporting processes and the completing its financial statements for the quarter ended June 30, 2022, the Company may identify items that would require the Company to make adjustments, some of which could be material, to the preliminary results set forth in this release. These forward-looking statements include but are not limited to statements about our revenue expectations for the third quarter ended June 30, 2022 and our future growth prospects. Factors that could cause results to differ from our expectations include the following: the impact of the COVID-19 global pandemic on the markets we serve, including our supply chain, and on the global economy generally, the volatility of the life sciences industries the Company serves; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; uncertainties in global political and economic conditions and other risks, including those that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, Current Reports on Form 8-K and our Quarterly Reports on Form 10-Q. As a result, we can provide no assurance that our future results will not be materially different from those projected. Azenta expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions, or circumstances on which any such statement is based. Azenta undertakes no obligation to update the information contained in this press release.

About Azenta Life Sciences

Azenta, Inc. (Nasdaq: AZTA) is a leading provider of life sciences solutions worldwide, enabling impactful breakthroughs and therapies to market faster. Azenta provides a full suite of reliable cold-chain sample management solutions and genomic services across areas such as drug development, clinical research and advanced cell therapies for the industry’s top pharmaceutical, biotech, academic and healthcare institutions globally. As of December 1st, the company changed its name and ticker to Azenta, Inc. (Nasdaq: AZTA) from Brooks Automation, Inc, (Nasdaq: BRKS).

Azenta is headquartered in Chelmsford, MA, with operations in North America, Europe and Asia. For more information, please visit www.azenta.com.

INVESTOR CONTACTS:

Sara Silverman

Head of Investor Relations
Azenta Life Sciences
978.262.2635
sara.silverman@azenta.com

Sherry Dinsmore

Azenta Life Sciences

978.262.2400

sherry.dinsmore@azenta.com